Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RECEIPT OF REQUIRED CONSENTS
FOR EXCHANGE OFFER FOR 7 1/4% AND 7% NOTES DUE 2004 AND
WAIVER OF 90% CONDITION
Contact:	Scott Honnold (205)940-4708 www.saksincorporated.com

Birmingham, Alabama (September 21, 2001) -- Retailer Saks Incorporated (NYSE: SKS; the "Company" or "Saks") today announced that it has received consents from holders of a majority in aggregate outstanding principal amount of each of its 7 1/4 % and 7% notes due 2004 (collectively, the "2004 notes"), pursuant to its offer to exchange cash and new 9 7/8% notes due 2011 for outstanding 2004 notes. Accordingly, holders of 2004 notes who have tendered pursuant to the exchange offer and consent solicitation may no longer withdraw their tenders of, or revoke their consent with respect to, 2004 notes. Saks also announced that (1) it is waiving the condition that it receive tenders and consents representing 90% of the aggregate outstanding principal amount of the 2004 notes prior to the exchange offer expiration date, and (2) it is extending the consent payment deadline for the exchange offer to 5:00 p.m., New York City time, on Thursday, September 27, 2001, the exchange offer expiration date. All holders of 2004 notes who tender prior to 5:00 p.m., New York City time, on September 27, 2001, including those holders who have not yet tendered, will receive the $10 consent payment and will not have any withdrawal rights.

Saks Incorporated operates its Saks Department Store Group (SDSG) with 40 Parisian specialty department stores and 203 traditional department stores under the names of Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. The Company also operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and Saks Direct.

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